Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES RESULTS FOR THIRD QUARTER OF 2007

Quarterly highlights include continued subscriber growth, signing of second-generation constellation launch contract, introduction of new Simplex data modem and purchase of additional ground station appliqués to expand Simplex data network

Post-quarter activities include receipt of FCC Notice (NPRM) for ATC Authority, an agreement with Open Range Communications, initial shipping of SPOT Satellite Messenger, launch of four spare satellites, and expansion into West Africa

MILPITAS, CA. — (November 14, 2007) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three and nine months ended September 30, 2007.

“Our third quarter was highlighted by signing an agreement with Arianespace for the launch of our second-generation satellite constellation, thereby completing the last major contractual step necessary to securing our long-term space segment,” said Jay Monroe, Chairman and CEO of Globalstar, Inc. “The successful 2007 launches of eight Globalstar satellites not only augment our current constellation but are fully inter-operable with our second-generation constellation scheduled to be deployed beginning in 2009. This contract provides us with the flexibility to support early satellite launches consistent with the accelerated delivery schedule of our second-generation satellite manufacturer, Thales Alenia Space.”

Mr. Monroe added, “As demonstrated by the third quarter introduction of the Tracer 3 Simplex data modem by Guardian Mobility as well as the more recent announcement of Numerex Orbit One’s SX-1, the world’s smallest satellite asset tracking modem, Globalstar integrators continue to introduce new and innovative Simplex data products to the growing marketplace. During the third quarter we also signed an agreement with AeroAstro to purchase four Simplex data appliqués, which provide us with the ability to continue geographically expanding our network into areas not currently served.”

Mr. Monroe stated,” Throughout the third quarter Globalstar’s wholly owned subsidiary Spot Inc. continued to prepare for the November 1st ship date of our advanced satellite product known as the SPOT™ Satellite Messenger. Many retailers, media and outdoor enthusiasts who were introduced to this affordable consumer-oriented and innovative handheld personal safety device have reacted to SPOT with enthusiasm. SPOT allows users to send their GPS coordinates and selected messages to notify friends and family of their location and status, and to send for emergency assistance in time of need.”

“Since the conclusion of the quarter, a number of compelling events have taken place which have advanced Globalstar’s ATC opportunity, Simplex data and international strategy initiatives,” said Mr. Monroe. “Late last week the FCC released an NPRM proposing the expansion of Globalstar’s ATC authority to 19.275 MHz of its licensed spectrum. Globalstar is today announcing an agreement with Open Range Communications permitting Open Range to deploy high-speed wireless broadband service in select rural American markets under Globalstar’s ATC authority. The SPOT satellite messenger began shipping to retail locations across the United States on November 1st. An agreement was signed with GlobalTouch West Africa to provide service to Nigeria and the surrounding portion of West Africa. Finally we successfully orbited four additional spare satellites on October 21. We will provide further details regarding these accomplishments during our earnings call later this afternoon.”

In early November 2007, Thermo Funding Company completed its purchase of an aggregate of $200 million of Globalstar common stock pursuant to its standby stock purchase agreement. On November 7, Thermo Funding Company agreed to assume by December 17, 2007 all of the obligations of the lenders under Globalstar’s credit agreement. Mr. Monroe said, “We expect to amend certain of the financial covenants in the credit agreement to ensure that Globalstar will have access to the entire $150 million credit facility and provide Globalstar with the ability to draw the funds as and when required. By agreeing to assume the lenders’ commitments, Thermo is again demonstrating our continued belief in Globalstar’s future.”

Company Highlights in Q3 2007 Included:

•    Second-Generation Constellation and Current Space Segment:

•      In early September Globalstar announced it had signed a launch agreement with Arianespace for the launch of Globalstar’s second-generation LEO (low earth orbit) satellite constellation. The agreement provides Globalstar with the ability to conduct launch campaigns for its second-generation satellites from either Arianespace’s Guiana Space Center located in French Guiana or the Baikonur Cosmodrome in Kazakhstan.

•    International Expansion of Satellite Coverage:

•      In September Globalstar announced it had signed an agreement with the Radyne Corporation business unit AeroAstro to purchase four AeroAstro Appliqués to further expand Globalstar’s geographic coverage and grow its Simplex data customer capacity in Asia and Latin America.

•    Simplex Data Products and Services:

•      In July Globalstar announced that Simplex data integrator Guardian Mobility Corporation had introduced a new group of satellite data modems known as the Tracer 3 Product Family. The data modems are designed to communicate via the Globalstar Simplex network, and are capable of providing data monitoring and GPS-based asset tracking information to customers from remote regions. The Tracer 3 Product Family joins Guardian Mobility’s suite of Simplex data products, which includes the company’s Skytrax Family of general aviation automated flight following solutions.

Mr. Monroe stated, “Throughout the third quarter Globalstar continued to increase its subscribers. We ended the quarter with 285,268 subscribers, a net increase of about 30,000 from those we had at the end of the third quarter last year. The quarterly increase of approximately 7,600 net subscribers enables us to maintain our position as North America’s market share leader and most widely used satellite service provider. We have been able to accomplish this through aggressive marketing and pricing of our two-way products and services which use our S-band even as our first-generation constellation ages, and the introduction of Simplex products which use only our L-band.”

Service Revenue for the third quarter of 2007 was $21.3 million compared to $27.6 million during the same period of 2006. During the third quarter of 2007 Globalstar recorded an operating loss of $0.3 million, and Adjusted EBITDA of $7.8 million compared to operating income of $8.8 million and Adjusted EBITDA of $10.1 million during the same period in 2006. Net income for the third quarter of 2007 was $0.7 million compared to $2.7 million in the same period of 2006. These decreases were due primarily to lower retail ARPU (average revenue per unit) related to the introduction of unlimited satellite airtime price plans and lower equipment sales. (For details concerning Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Service Revenue for the first nine months of 2007 was $58.7 million compared to $69.9 million during the same period of 2006. During the first nine months of 2007 Globalstar recorded an operating loss of $16.8 million and Adjusted EBITDA of $18.0 million compared to operating income of $14.5 million and Adjusted EBITDA of $23.8 million during the same period of 2006. Net loss for the first nine months of 2007 was $11.6 million compared to net income of $24.4 million in the same period of 2006. Results for the nine months ended September 30, 2007 included a $17.3 million non-cash asset impairment related to our first-generation inventory compared to a $17.5 million tax deferred benefit was recognized during the same period in 2006.

Total revenue in the third quarter of 2007 was $25.7 million compared to $38.7 million during the same period in 2006. Total revenue in the first nine months of 2007 was $74.7 million compared to $107.4 million during the same period in 2006. This decrease is attributable in part to lower equipment sales and decreased ARPU compared to the same period last year.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three and nine months ended September 30, 2007 were as follows:

•  Gross additions during the third quarter of 2007 and the nine-month period ended September 30, 2007 were approximately 15,900 and 40,900, respectively, compared to approximately 22,600 and 69,900, respectively during the same periods in 2006.

•  Net additions during the third quarter of 2007 and the nine-month period ended September 30, 2007 were approximately 7,600 and 22,500, respectively, compared to approximately 19,200 and 59,800, respectively, during the same periods in 2006.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for November 14, 2007 at 5:00 p.m. Eastern Time to discuss the third quarter 2007 results.

Details are as follows:

Earnings Call:	Dial: 800.299.0433 (US and Canada), 617.801.9712 (International) and participant pass code # 60159881

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on November 14, 2007. Dial: 888-286-8010 (US and Canada), 617-801-6888 (International) and pass code # 74099886

About Globalstar, Inc.

With over 285,000 activated satellite voice and data units, Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as “we are poised to transition those eight satellites into our second-generation constellation,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services, including commercial acceptance of our new Simplex products, including SPOT, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of its existing and future satellites; including the effects of the degrading ability of the first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding to meet its future capital requirements including deployment of its second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenue:
Service revenue	$21,263	$27,649	$58,713	$69,851
Subscriber equipment sales	4,425	11,046	15,966	37,585
Total revenue	25,688	38,695	74,679	107,436
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	7,307	6,695	20,428	20,583
Cost of subscriber equipment sales	3,390	10,902	11,398	36,671
Marketing, general, and administrative	12,069	10,543	34,185	31,234
Depreciation and amortization	3,264	1,726	8,225	4,424
Impairment of assets	—	—	17,255	—
Total operating expenses	26,030	29,866	91,491	92,912
Operating income (loss)	(342)	8,829	(16,812)	14,524
Other income (expense):
Interest income	734	80	2,253	446
Interest expense	(341)	(148)	(1,037)	(256)
Interest rate derivative loss	(2,297)	(2,919)	(751)	(2,919)
Other	3,827	(84)	4,874	(1,844)
Total other income (expense)	1,923	(3,071)	5,339	(4,573)
Income (loss) before income taxes	1,581	5,758	(11,473)	9,951
Income tax expense (benefit)	929	3,057	118	(14,402)
Net income (loss)	$652	$2,701	$(11,591)	$24,353
Earnings (loss) per common share:
Basic	$0.01	$0.04	$(0.15)	$0.39
Diluted	$0.01	$0.04	$(0.15)	$0.39
Weighted-average shares outstanding:
Basic	78,000,148	62,875,494	75,613,583	62,267,130
Diluted	79,043,868	63,205,206	75,613,583	62,596,842

See accompanying notes to unaudited interim consolidated financial statements.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED (1)

(In thousands, except ARPU)

(Unaudited)

	Three months ended September 30, 2007			Three months ended September 30, 2006			Nine months ended September 30, 2007			Nine months ended September 30, 2006
		Annual Plans			Annual Plans			Annual Plans			Annual Plans
	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)
	Unaudited			Unaudited			Unaudited			Unaudited
Revenue
Service Revenue	$21,263	$(507)	$20,756	$27,649	$(448)	$27,201	$58,713	$3,166	$61,879	$69,851	$4,818	$74,669
Equipment Revenue	4,425	—	4,425	11,046	—	11,046	15,966	—	15,966	37,585	—	37,585
Total Revenue	$25,688	$(507)	$25,181	$38,695	$(448)	$38,247	$74,679	$3,166	$77,845	$107,436	$4,818	$112,254

Operating Expenses
Cost of Services	7,307	—	7,307	6,695	—	6,695	20,428	—	20,428	20,583	—	20,583
Cost of Subscriber Equipment	3,390	—	3,390	10,902	—	10,902	11,398	—	11,398	36,671	—	36,671
Marketing, General and Administrative	12,069	—	12,069	10,543	—	10,543	34,185	—	34,185	31,234	—	31,234
Depreciation & Amortization	3,264	—	3,264	1,726	—	1,726	8,225	—	8,225	4,424	—	4,424
Impairment of Assets	—	—	—	—	—	—	17,255	—	17,255	—	—	—
Total Operating Expenses	$26,030	$—	$26,030	$29,866	$—	$29,866	$91,491	$—	$91,491	$92,912	$—	$92,912

Operating Income/(Loss)	$(342)	$(507)	$(849)	$8,829	$(448)	$8,381	$(16,812)	$3,166	$(13,646)	$14,524	$4,818	$19,342

Interest Income/(Expense)	(1,904)	—	(1,904)	(2,987)	—	(2,987)	465	—	465	(2,729)	—	(2,729)
Other Income/(Expense)	3,827	—	3,827	(84)	—	(84)	4,874	—	4,874	(1,844)	—	(1,844)
Income Tax Expense (Benefit)	929	—	929	3,057	—	3,057	118	—	118	(14,402)	—	(14,402)

Net Income/(Loss)	$652	$(507)	$145	$2,701	$(448)	$2,253	$(11,591)	$3,166	$(8,425)	$24,353	$4,818	$29,171

EBITDA	$6,749	$(507)	$6,242	$10,471	$(448)	$10,023	$(3,713)	$3,166	$(547)	$17,104	$4,818	$21,922

Non-Cash Stock Compensation	5,221	—	5,221	—	—	—	5,945	—	5,945	—	—	—
Other One Time Non Recurring Charges	198	—	198	—	—	—	17,453	—	17,453	—	—	—
Foreign Exchange Loss (Income)	(3,827)	—	(3,827)	84	—	84	(4,874)	—	(4,874)	1,844	—	1,844

Adjusted EBITDA	$8,341	$(507)	$7,834	$10,555	$(448)	$10,107	$14,811	$3,166	$17,977	$18,948	$4,818	$23,766
Adjusted EBITDA Margin	32%		31%	27%		26%	20%		23%	18%		21%

Retail ARPU	$48.41	$(1.62)	$46.79	$69.40	$(1.10)	$68.30	$46.21	$2.59	$48.80	$61.61	$5.24	$66.85

(1)   Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)                                Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges. Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the company’s business and to compare its results more closely to the results of its peers.

(2)                                Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month. Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of income. The company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                 EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions. The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget. The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations. Because EBITDA does not account for these expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Subscribers (End of Period)	285,268	255,729	285,268	255,729

Additions	7,607	19,214	22,466	59,761

Retail Churn	2.2%	0.9%	1.7%	1.0%

ARPU
Retail
GAAP	$48.41	$69.40	$46.21	$61.61
Adjusted	$46.79	$68.30	$48.80	$66.85
Wholesale
GAAP	$4.87	$8.07	$3.87	$8.39

Cash capital expenditures	$53,929	$17,478	$128,552	$59,958

Available liquidity (1)	$257,025

Note:

(1)          Includes cash on hand ($36.3 million) and restricted cash ($58.3 million), available liquidity from our credit facility after giving effect to the assumption of the facility on or before 12/17/07 by Thermo Funding Company ($150.0 million) and Thermo standby commitment ($12.4 million) at 9/30/07.